Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

The Scotts Miracle-Gro Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, without par value	457(h)	2,750,000	$65.70	$180,675,000.00	0.00013810	$24,951.22
Total Offering Amounts					$180,675,000.00		$24,951.22
Total Fee Offsets							$—
Net Fee Due							$24,951.22
(1)    Represents an increase in the number of common shares, without par value (the “Common Shares”), of The Scotts Miracle-Gro Company (the “Registrant”) that may be issued under The Scotts Miracle-Gro Company Long-Term Incentive Plan, as amended and restated effective January 26, 2026 (the “Plan”). These Common Shares are in addition to the Common Shares which were previously authorized for issuance under the Plan and which had not been awarded and remained unissued as of January 26, 2026. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional Common Shares that may become issuable under the terms of the Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction affecting the Common Shares.

(2)    Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act, as amended, and computed on the basis of $65.70, which is the average of the high and low sales prices for a Common Share as reported on the New York Stock Exchange on February 6, 2026.